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                                                                   EXHIBIT 11.1

Credentials Services International, Inc.
Computation of Earnings Per Share

                                                                    Year Ended              Year Ended              Year Ended
                                                                September 30, 1995      September 27, 1996      September 26, 1997
                                                                ------------------      ------------------      ------------------
Net (loss) income                                                   (5,783,000)             (22,447,000)             1,248,000

Common shares issued(2)                                                 21,445                   21,445                 21,445

  Effect of exercise of common stock warrants                        2,123,072                2,123,072              2,123,072

  Effect of exercise of common stock warrants - Canterbury           1,038,600                1,038,600              1,038,600

  Exchange of preferred shares for common stock                      6,433,550                6,433,550              6,433,550

Total common shares outstanding                                      9,616,667                9,616,667              9,616,667
                                                                     =========                =========              =========

Net (loss) income per common share(1)                                    (0.60)                   (2.33)                  0.13
                                                                         =====                    =====                   ====

(1) Net income (loss) per share has been computed in accordance with Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 83. The SAB requires that common shares issued by the Company in the twelve months immediately preceding a proposed public offering plus the number of common equivalent shares which became issuable during the same period pursuant to the grant of warrants and stock options (using the treasury stock method) at prices substantially less than the initial public offering price will be included in the calculation of common stock and common stock equivalent shares as if they were outstanding for all periods presented.

(2) All share amounts have been retroactively restated to reflect the 214.4517-for-1 stock split effective November 21, 1997.